Exhibit 99.1

Interactive Brokers Appoints Nicole Yuen to its Board of Directors

GREENWICH, Conn. June 29, 2020 – The Board of Directors of Interactive Brokers Group, Inc. (Nasdaq: IBKR) today announced the appointment of Nicole Yuen as an independent director of the firm effective July 1, 2020.

“Nicole Yuen has deep expertise in building and managing top-ranked securities businesses in Asia and is known for her pioneering efforts in internationalizing China’s capital market,” said Thomas Peterffy, Chairman of the Board for Interactive Brokers Group. “Asia is an important and growing market for our firm, so we are particularly fortunate to have someone with Nicole’s knowledge and experience on our board.”

A seasoned investment banker with more than 20 years’ experience, Ms. Yuen most recently served as Managing Director, Head of Equities – North Asia and Vice Chairman – Greater China for Credit Suisse. During her 6-year tenure, she led the build-out of Credit Suisse’s brokerage business in mainland China and oversaw the bank’s equities business in North Asia.

Before joining Credit Suisse, Ms. Yuen worked at UBS for 18 years and oversaw the firm’s equities business in Hong Kong and led the expansion of the business into mainland China. Earlier in her career, Ms. Yuen served on the China Securities Regulatory Commission Listing Committee and practiced law in the US, UK, and Hong Kong. She served as a partner at Clifford Chance and worked for Cleary Gottlieb Steen & Hamilton.

During her career in investment banking and equity capital markets, Ms. Yuen led high profile capital market fundraising transactions in the Greater China region, including the first H share, Red chip and B share listings, as well as landmark government privatizations in Hong Kong.

Ms. Yuen is active in public duties. Among others, she serves as a member of the Process Review Panel of the Hong Kong Government Securities and Futures Commission, a member of the Advisory Board of the Hong Kong Government Census and Statistics Department as well as a member of the Operations Review Committee of the Hong Kong Independent Commission Against Corruption. She is a graduate of University of Hong Kong and Harvard Law School.

About Interactive Brokers Group, Inc.:

Interactive Brokers Group affiliates provide automated trade execution and custody of securities, commodities, and foreign exchange around the clock on over 135 markets in numerous countries and currencies, from a single IBKR Integrated Investment Account to clients worldwide. We service individual investors, hedge funds, proprietary trading groups, financial advisors and introducing brokers. Our four decades of focus on technology and automation has enabled us to equip our clients with a uniquely sophisticated platform to manage their investment portfolios. We strive to provide our clients with advantageous execution prices and trading, risk and portfolio management tools, research facilities and investment products, all at low or no cost, positioning them to achieve superior returns on investments. Barron’s ranked Interactive Brokers #1 with 5 out of 5 stars in its February 24, 2020, Best Online Broker Review.

Contacts

For Interactive Brokers Group, Inc.
Investors: Nancy Stuebe, 203-618-4070
Media: Kalen Holliday, 203-618-4069 or media@ibkr.com